Exhibit 5.2

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Phillips Edison Grocery Center Operating Partnership I, L.P.

Phillips Edison & Company, Inc.

11501 Northlake Drive

Cincinnati, Ohio 45249

Re: Registration Statement on Form S-3 and Prospectus Supplement; $350,000,000 Aggregate Principal Amount of Phillips Edison Grocery Center Operating Partnership I, L.P.’s 4.950% Senior Notes Due 2035

To the addressees set forth above:

We have acted as special counsel to Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “Operating Partnership”), and Phillips Edison & Company, Inc., a Maryland corporation (the “Guarantor”), in connection with the issuance of $350,000,000 aggregate principal amount of the Operating Partnership’s 4.95% Senior Notes due 2035 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an indenture dated as of October 6, 2021 (the “Base Indenture”) among the Operating Partnership, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of the date hereof, among the Operating Partnership, the Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 10, 2022 (Registration Nos. 333-262627 and 333-262627-01) (as so filed and as amended, the “Registration Statement”), a base prospectus dated February 10, 2022 included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated September 9, 2024 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated September 9, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated September 9, 2024 (the “Underwriting Agreement”) among the Operating Partnership, the Guarantor, and J.P. Morgan Securities LLC, BMO Capital Markets Corp., BofA Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.

September 12, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and, in numbered paragraph 1, the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Maryland law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1)

When the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary limited partnership action of the Operating Partnership and will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.

(2)

Assuming due authorization, execution and delivery of the Indenture by the Guarantor on its own behalf, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Guarantee will be a legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii)(a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

September 12, 2024

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture and Section 5.1(b) of the Supplemental Indenture (except, with respect to Section 5.1(b) of the Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantor may do so under applicable law); (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (i) waivers of broadly or vaguely stated rights; (j) covenants not to compete; (k) provisions for exclusivity, election or cumulation of rights or remedies; (l) provisions authorizing or validating conclusive or discretionary determinations; (m) grants of setoff rights; (n) proxies, powers and trusts; and (o) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property and (p) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Notes, the Indenture and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms other than the Operating Partnership and the Guarantor and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We have further assumed, with your consent, that the Guarantor, as the sole member of Phillips Edison Shopping Center OP GP I LLC (the “General Partner”), a Delaware limited liability company and the sole general partner of the Operating Partnership, has duly taken such internal actions (such as board approval) as may be necessary to enable it to duly act and that the Guarantor has duly acted (and duly authorized, executed and delivered the Documents, as applicable), in its capacity as sole member of the sole general partner of the Operating Partnership, on behalf of the Operating Partnership, in connection with the Documents.

September 12, 2024

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K dated September 9, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP